		Clark Wilson LLP
		Barristers & Solicitors
		Patent & Trade-mark Agents
		900-885 W Georgia Street
Our File No.	28313-0001 / CW10544605.1	Vancouver, BC Canada V6C 3H1
		Tel.	604.687.5700
		Fax	604.687.6314

January 31, 2017

CounterPath Corporation
Suite 300, One Bentall Centre
505 Burrard Street
Vancouver, British Columbia V7X 1M3
Canada

Dear Sirs:

Re:      CounterPath Corporation - Registration Statement on Form S-8

We are counsel to CounterPath Corporation (the “Company”), a corporation incorporated under the laws of the State of Nevada. In such capacity, we have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 200,000 shares (the “Registered Shares”) of common stock of the Company issuable pursuant the Amended 2010 Stock Option Plan (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or a certificate of an officer of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that the Registered Shares, once issued in accordance with the terms of the Plan and the terms of the respective stock option agreements entered into pursuant to the Plan, including payment of the exercise price, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Clark Wilson LLP